Certificate of Formation
                                   of
                        FT Defined Portfolios LLC

This Certificate of Formation of FT Defined Portfolios LLC (the "LLC"), dated April ___, 2000, is being duly executed and filed by W. Scott Jardine, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C.
Section 18-101, et seq.

First:  The name of the LLC formed hereby is:

              FT Defined Portfolios LLC

Second: The address of the registered office of the LLC in the State of Delaware is:

              30 Old Rudnick Lane, Suite 100, Dover, Delaware  19901

Third: The name and address of the registered agent for service of process on the LLC in the State of Delaware are:

              Lexis Document Services Inc.
              30 Old Rudnick Lane, Suite 100
              Dover, Delaware  19901

Fourth:   Pursuant to Section 18-215 of the Act, notice is hereby given that the LLC has series and that to the extent set forth in the Limited Liability Company Agreement of the LLC, as amended and restated from time to time, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series.

In Witness Whereof, the undersigned has caused this Certificate of Formation to be executed as of the date first above written.



                                                  ______________________
                                                  W. Scott Jardine
                                                  Authorized Person

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